Exhibits 99.1

234 Ninth Avenue North Seattle, WA 98109	T 206-624-3357 F 206-624-6857

JONES SODA CO. APPOINTS NEW BOARD MEMBER

August 21, 2001	Trading Symbol	CDNX:	JSD
		OTC:	JSDA

Seattle, WA, U.S.A.—Jones Soda Co. (the "Company" or "Jones Soda"), announced today that it has appointed Mr. William Collin to its Board of Directors.

Mr. Collin is currently President of Summit Capital Advisors, LLC, a financial advisory firm focused on the consumer products sector. From 1997 to 2000, Mr. Collin was a Managing Director in the Investment Banking Department with First Union Securities, Inc. ("First Union") and its predecessors where he held corporate finance positions as head of the Consumer Products Group and co-head of origination in First Union's northern operations. From 1994 to 1997, Mr. Collin served as a Director in the Corporate Finance Department of Deutsche Morgan Grenfell ("DMG"). Prior to DMG, he was a director of PNC Corporate Finance and spent nine years at Kidder, Peabody & Co. Incorporated where he was a member of the Corporate Finance Group. Mr. Collin has over 17 years of experience in corporate finance with transaction experience covering a wide range of investment banking products for a diverse client base. Mr. Collin received his M.B.A. from Harvard Business School and his Bachelor of Arts in Economics magna cum laude, from Duke University.

Jones Soda Co. is excited to have attracted Mr. Collin to its Board of Directors and looks forward to utilizing his experience and knowledge both in the finance and consumer products industries.

Headquartered in Seattle, Washington, Jones Soda Co., manufactures its Jones Soda, Jones Soda Whoopass and Jones Juice brands and sells it through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you'd never expect to find a soda.

For further information, contact:
Jennifer Cue, Jones Soda Co.
(206) 624-3357 or jencue@jonessoda.com

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